Exhibit (a)(1)(A)

OFFER TO EXCHANGE

SHARES OF COMMON STOCK FOR

ANY AND ALL OUTSTANDING PUBLIC WARRANTS

OF

FLEXSHOPPER, INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW PUBLIC WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 4, 2020, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

FlexShopper, Inc., a Delaware corporation (the “Company”), is making an offer, upon the terms and conditions in this Offer to Exchange Letter (“Offer Letter”) and the related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s issued and outstanding warrants that were issued by the Company in its registered public offering of units consisting of common stock and warrants made pursuant to the Company’s prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(5), dated September 25, 2018 as amended by post-effective amendment No. 1 filed with the SEC on May 7, 2019 (the “Prospectus”). In this Offer, the warrants, which are exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and have an exercise price of $1.25 per share (the “Public Warrants”), may be exchanged during the Offer Period at a rate of 0.62 Shares for each Public Warrant tendered (fractional Shares to be rounded up to the nearest whole Share to be issued). The “Offer Period” is the period commencing on January 6, 2020 and ending at 5:00 p.m., Eastern time, on February 4, 2020, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Our Shares and Public Warrants are traded on The Nasdaq Capital Market (“Nasdaq”) under the symbols FPAY and FPAYW, respectively. On January 6, 2020, the last reported sale prices for the Shares and the Public Warrants were $2.41 and $1.39, respectively. Public Warrant holders should obtain current market quotations for the Shares and Public Warrants before deciding whether to tender their Public Warrants pursuant to the Offer.

The Offer relates to the Public Warrants issued pursuant to the Prospectus, which trade through The Depository Trust Company (“DTC”). Any and all outstanding Public Warrants issued pursuant to the Prospectus are eligible to be tendered pursuant to the Offer. As of January 6, 2020, there were 5,714,900 Public Warrants outstanding.

On December 30, 2019, the Company and holders of at least 50.1% of the outstanding Public Warrants (each a “Holder”) entered into a Warrant Amendment and Exchange Agreement (the “Exchange Agreement”), pursuant to which the Holders agreed to exchange their Public Warrants for Shares on the same terms as the Offer, agreed to make the Offer to all other public holders of the Public Warrants in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and amended the terms of the Warrant Agent Agreement for the Public Warrants to permit the Company to require that all outstanding Public Warrants not exchanged pursuant to the Offer be converted into Shares at a ratio of 0.56 of a share of our common stock per Public Warrant, which is 10% less than the exchange rate applicable to the Offer (the “Warrant Amendment”). The Holders included four of the Company’s directors (or their affiliated entities), who agreed to exchange a total of 3.8% of the Public Warrants outstanding pursuant to the Exchange Agreement. The purpose of the Offer and the Warrant Amendment is to ultimately eliminate the Public Warrants. See “The Offer, Section 5.C. Background and Purpose of the Offer — Purpose of the Offer.”

The Offer will permit holders of Public Warrants issued pursuant to the Prospectus to tender any and all outstanding Public Warrants at an exchange ratio of 0.62 Shares for each Public Warrant tendered. A holder may tender as few or as many Public Warrants as the holder elects. No fractional Shares will be issued. Public Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders are also entitled to exercise their Public Warrants during the Offer Period in accordance with the terms of the Public Warrant.

Public Warrants not exchanged for Shares pursuant to the Offer will remain outstanding subject to their amended terms pursuant to the Warrant Amendment. Following the consummation of the Offer, in accordance with the terms of the Warrant Amendment, we intend to require the conversion of all outstanding Public Warrants to Shares at a rate of 0.56 Shares per Public Warrant as provided in the Warrant Amendment (the “Conversion”). Our Public Warrants are currently traded on The Nasdaq Capital Market under the symbol FPAYW; however, following the completion of the Offer and Conversion, the Public Warrants will be delisted.

The Offer is not conditioned on any minimum number of Public Warrants tendered. The Offer is subject to certain conditions, which we may waive or amend in our discretion.

You may tender some or all of your Public Warrants on these terms.

If you elect to tender Public Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to exercise your Public Warrants in accordance with their terms, please follow the instructions for exercise included in the Public Warrants.

If you tender Public Warrants, you may withdraw your tendered Public Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See “The Offer, Section 12. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Public Warrants in the Offer.

The Offer will commence on January 6, 2020 and end on the Expiration Date.

A detailed discussion of the Offer is contained in this Offer Letter. We may amend or terminate the Offer at any time with requisite notice, as further described in this Offer Letter. Holders of Public Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. DIRECTORS HOLDING 3.8% OF THE PUBLIC WARRANTS PREVIOUSLY AGREED TO EXCHANGE THEIR PUBLIC WARRANTS FOR SHARES PURSUANT TO THE EXCHANGE AGREEMENT. NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (“CST” OR THE “DEPOSITARY”), OR MORROW SODALI, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER PUBLIC WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS.

Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

January 6, 2020

IMPORTANT PROCEDURES

If you want to tender some or all of your Public Warrants, you must do one of the following before the Expiration Date:

●	if your Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Public Warrants for you, which typically can be done electronically;

●	if you hold Public Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Public Warrants and any other documents required by the Letter of Transmittal, to CST; or

●	if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer Letter, tender your Public Warrants according to the procedure for book-entry transfer described under “The Offer, Section 2. Procedure for Tendering Public Warrants.”

If you want to tender your Public Warrants, but:

●	your certificates for the Public Warrants are not immediately available or cannot be delivered to the Depositary; or

●	you cannot comply with the procedure for book-entry transfer; or

●	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Public Warrants if you comply with the guaranteed delivery procedure described under “The Offer, Section 2. Procedure for Tendering Public Warrants.”

TO TENDER YOUR PUBLIC WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES WILL BE ISSUED. PUBLIC WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF PUBLIC WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES.

THE OFFER RELATES TO THE PUBLIC WARRANTS ISSUED PURSUANT TO THE PROSPECTUS, WHICH TRADE THROUGH DTC. ANY AND ALL OUTSTANDING PUBLIC WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF JANUARY 6, 2020, THERE WERE 5,714,900 PUBLIC WARRANTS OUTSTANDING.

PUBLIC WARRANTS NOT EXCHANGED FOR SHARES WILL BE SUBJECT TO THE CONVERSION. IF THE COMPANY DOES NOT EXERCISE ITS RIGHTS WITH RESPECT TO THE CONVERSION OF THE PUBLIC WARRANTS PURSUANT TO THE TERMS OF THE WARRANT AMENDMENT, THE PUBLIC WARRANTS WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON SEPTEMBER 28, 2023 AND OTHERWISE REMAIN SUBJECT TO THEIR TERMS AS AMENDED BY THE WARRANT AMENDMENT.

We are not making the Offer to, and will not accept any tendered Public Warrants from, Public Warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Public Warrant holders in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, none of the Depositary or the Information Agent, or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

SUMMARY

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to FlexShopper, Inc. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 16.

The Company	FlexShopper, Inc., a Delaware corporation. Our principal executive offices are located at 901 Yamato Road, Suite 260, Boca Raton, Florida 33431. Our telephone number is (855) 353-9289.

The Public Warrants	As of January 6, 2020, the Company had 5,714,900 Public Warrants outstanding. Each Public Warrant is exercisable for one Share at an exercise price of $1.25. By their terms, the Public Warrants will expire on September 28, 2023, unless sooner exercised or redeemed by the Company in accordance with the terms of the Public Warrants, as amended by the Warrant Amendment. The Offer relates to the Public Warrants issued pursuant to the Prospectus, which trade through DTC. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

The Shares	As of January 6, 2020, the Company had 17,783,960 shares of Common Stock outstanding. The Shares issuable upon exchange of the Public Warrants pursuant to the Offer represent approximately 20% of our outstanding Shares as of January 6, 2020.

Market Price of the Shares and the Public Warrants	Our Shares are traded on The Nasdaq Capital Market under the symbol FPAY. The Public Warrants are listed on The Nasdaq Capital Market under the symbol FPAYW. On January 6, 2020, the last reported sale prices for the Shares and the Public Warrants were $2.41 and $1.39, respectively. We have provided notice to Nasdaq to list the Shares issued upon completion of the Offer.

The Offer

The Offer is to permit holders of Public Warrants issued pursuant to the Prospectus to tender any and all outstanding Public Warrants at an exchange rate of 0.62 Shares for each Public Warrant tendered. A holder may tender as few or as many Public Warrants as the holder elects. Public Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders may also exercise their Public Warrants during the Offer Period in accordance with the terms of the Public Warrant. See “The Offer, Section 1. General Terms.”

Public Warrants not exchanged for Shares pursuant to the Offer will remain outstanding subject to their amended terms pursuant to the Warrant Amendment. Following the consummation of the Offer, in accordance with the terms of the Warrant Amendment, we intend to require the conversion of all outstanding Public Warrants to Shares as provided in the Warrant Amendment (the “Conversion”). Our Public Warrants are currently listed on The Nasdaq Capital Market under the symbol FPAYW; however, following the completion of the Offer and Conversion, the Public Warrants will be delisted.

The Shares to be exchanged for the Public Warrants have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Shares upon exchange of the Public Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. The Shares that you receive in the Offer will be freely-tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

Reasons for the Offer	The Offer is being made to all holders of Public Warrants. The purpose of the Offer and the Warrant Amendment is to ultimately eliminate the Public Warrants. See “The Offer, Section 5.C. Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer	5:00 p.m., Eastern time, on February 4, 2020, or such later date to which we may extend the Offer. All Public Warrants and related paperwork must be received by the Depositary by this time, as instructed in this Offer letter. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Public Warrants and change your mind, you may withdraw your tendered Public Warrants at any time until the Expiration Date, as described in greater detail under “The Offer, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors	None of our directors, executive officers or affiliates will participate in the Offer, as those who owned Public Warrants previously exchanged them for Shares pursuant to the Exchange Agreement. For more information, see “The Offer, Section 5.D. Background and Purpose of the Offer — Interests of Directors and Executive Officers.”

Conditions of the Offer	The conditions of the Offer are:

1. there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

2. no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

3. in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

4. there shall not have occurred:

(a) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

(b) any material adverse change in the price of the Shares in U.S. securities or financial markets;

(c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

(d) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

(e) a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described under “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Fractional Shares	No fractional Shares will be issued. Public Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. See “The Offer, Section 1.B. General Terms — Partial Tender Permitted.”

No Board of Directors’ Recommendation	Our board of directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary or the Information Agent makes any recommendation as to whether to tender Public Warrants. You must make your own decision as to whether to tender some or all of your Public Warrants. See “The Offer, Section 1.C. General Terms — Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Public Warrants	To tender your Public Warrants, you must complete the actions described herein under “The Offer, Section 2. Procedure for Tendering Public Warrants” before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer Letter.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 15.

1.	GENERAL TERMS

The Offer is to permit holders of Public Warrants issued pursuant to the Prospectus to tender any and all outstanding Public Warrants at an exchange rate of 0.62 Shares for each Public Warrant tendered. A holder may tender as few or as many Public Warrants as the holder elects. No fractional Shares will be issued. Public Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders may also exercise their Public Warrants during the Offer Period in accordance with the terms of the Public Warrant.

You may tender some or all of your Public Warrants on these terms. The Offer relates to the Public Warrants issued pursuant to the Prospectus, which trade through DTC. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer. As of January 6, 2020, there were 5,714,900 Public Warrants outstanding.

Public Warrants not exchanged for Shares pursuant to the Offer will remain outstanding subject to their amended terms pursuant to the Warrant Amendment. Following the consummation of the Offer, in accordance with the terms of the Warrant Amendment, we intend to require the conversion of all outstanding Public Warrants to Shares at a rate of 0.56 Shares per Public Warrant as provided in the Warrant Amendment. Our Public Warrants are currently listed on The Nasdaq Capital Market under the symbol FPAYW; however, following the completion of the Offer and Conversion, the Public Warrants will be delisted.

If you elect to tender Public Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Public Warrants, you may withdraw your tendered Public Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Shares to be exchanged for the Public Warrants have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Shares upon exchange of the Public Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Shares from the registration and qualification requirements of state securities laws. The Shares that you receive in the Offer will be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

A. Period of Offer

The Offer will only be open for a period beginning on January 6, 2020 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Public Warrants pursuant to the terms of the Offer.

HOLDERS MAY ALSO EXERCISE THEIR PUBLIC WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE PUBLIC WARRANTS.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER PUBLIC WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date of the Offer.

2.	PROCEDURE FOR TENDERING PUBLIC WARRANTS

A. Proper Tender of Public Warrants

To validly tender Public Warrants pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Public Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Public Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Public Warrants tendered; and (iii) set forth the number of the Public Warrant certificate(s) representing such Public Warrants.

Where Public Warrants are tendered by a registered holder of the Public Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

If the Public Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Public Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Public Warrants, with the signature(s) on the Public Warrants or instruments of assignment guaranteed.

A tender of Public Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND PUBLIC WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Public Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Public Warrants by causing DTC to transfer such Public Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Public Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message (as defined below), and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Public Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Public Warrants into the Depositary’s account at DTC.

PUBLIC WARRANTS HELD IN STREET NAME. If Public Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Public Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Public Warrants on your behalf.

Unless the Public Warrants being tendered are delivered to the Depositary by 5:00 p.m., Eastern time, on February 4, 2020, the Expiration Date, accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Public Warrants will be made only against the valid tender of Public Warrants.

GUARANTEED DELIVERY. If you want to tender your Public Warrants pursuant to the Offer, but (i) your Public Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Public Warrants, if all of the following conditions are met:

(a) the tender is made by or through an Eligible Institution;

(b) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c) the Depositary receives, within two Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery;

(i) the certificates for all tendered Public Warrants, or confirmation of receipt of the Public Warrants pursuant to the procedure for book-entry transfer as described above; and

(ii) a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. In any event, the issuance of Shares for Public Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Public Warrants, properly completed and duly executed Letter(s) of Transmittal and any other required documents.

B. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Public Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Public Warrants that it determines are not in proper form or reject tenders of Public Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Public Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C. Tender Constitutes an Agreement

A tender of Public Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Public Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Public Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Public Warrants is unknown and cannot be predicted with certainty; (iv) such Public Warrant holder has read this Offer Letter; (v) such Public Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Public Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Public Warrant holder’s tender of Public Warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Public Warrants, such Public Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Public Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Public Warrant holder. Our acceptance for payment of Public Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Public Warrant holder and us upon the terms and subject to certain conditions of the Offer.

D. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Public Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Public Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Public Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Public Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Public Warrants tendered and tenders of such Public Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Public Warrants may also be withdrawn if the Company has not accepted the Public Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Public Warrants for which tenders are to be withdrawn and the number of Public Warrants to be withdrawn. If the Public Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Public Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Public Warrant holder) and the serial numbers shown on the particular certificates evidencing the Public Warrants to be withdrawn. Withdrawal may not be cancelled, and Public Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Public Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Public Warrants desiring to withdraw tendered Public Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Public Warrants. In order to withdraw previously tendered Public Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Public Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Public Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Public Warrant holder who tendered the Public Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Public Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Public Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Public Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.	ACCEPTANCE OF PUBLIC WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Public Warrants validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Public Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Public Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Public Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Public Warrants pursuant to the Offer, and you are not an affiliate of the Company, you will receive unlegended Shares, which will be freely tradable.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning FlexShopper, Inc.

The Company enables consumers to shop for brand name electronics, home furnishings and other durable goods on a lease-to-own (LTO) basis through its e-commerce marketplace (www.FlexShopper.com), as well as its patented and patent pending systems. FlexShopper also provides LTO technology platforms to retailers and e-retailers to facilitate transactions with consumers that want to acquire their products, but do not have sufficient cash or credit. FlexShopper approves consumers utilizing its proprietary consumer screening model, collects from consumers under an LTO contract and funds the LTO transactions by paying merchants for the goods.

FlexShopper, Inc. was incorporated in Delaware in August 2006. The Company owns 100% of FlexShopper, LLC, a limited liability company formed under the laws of North Carolina on June 24, 2013. The Company’s principal executive offices are located at 901 Yamato Road, Suite 260, Boca Raton, Florida 33431, and its telephone number is (855) 353-9289.

B. Establishment of Offer Terms; Approval of the Offer

Our board of directors approved this Offer and the exchange rate and other material terms of this Offer in connection with its approval of the terms of, and the Company’s entry with the Holders into, the Exchange Agreement. The board of directors set the exchange rate in order to provide the holders of the Public Warrants with an incentive to exchange the Public Warrants. The exchange rate was determined based on (i) the observed historical relationship between the prices of the Company’s common stock and the Public Warrants and (ii) the requirement of the Company’s board of directors that the exchange rate under the Exchange Agreement be provided to all holders of the Public Warrants pursuant to this Offer.

C. Purpose of the Offer

The Offer is being made to all holders of Public Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Public Warrants. The Company’s board of directors believes that by allowing holders of Public Warrants to exchange one Public Warrant for 0.62 Shares, the Company can potentially reduce the substantial number of Shares that would be issuable upon exercise of the Public Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. If all of the outstanding Public Warrants are validly tendered in the Offer, the Company would issue an aggregate of 3,543,238 Shares in exchange for such tendered Public Warrants. However, if all of the outstanding Public Warrants were exercised for shares pursuant to the terms of the Public Warrants, the Company would issue 5,714,900 Shares in such exercise. The Public Warrants acquired pursuant to the exchange will be retired and cancelled. The Offer, along with the Exchange Agreement and the Conversion following the Offer, will ultimately eliminate the Public Warrants.

Public Warrants not exchanged for Shares pursuant to the Offer will remain outstanding subject to their amended terms pursuant to the Warrant Amendment. Following the consummation of the Offer, in accordance with the terms of the Warrant Amendment, we intend to require the conversion of all outstanding Public Warrants to Shares at a rate of 0.56 Shares per Public Warrant as provided in the Warrant Amendment.

The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

D. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is c/o FlexShopper, Inc., 901 Yamato Road, Suite 260, Boca Raton, Florida 33431 and the telephone number for each such person is (855) 353-9289.

Name	Position
Richard House Jr.	Chief Executive Officer
Brad Bernstein	President and Director
H. Russell Heiser Jr.	Chief Financial Officer
James D. Allen	Director
Howard S. Dvorkin	Chairman of the Board
Sean Hinze	Director
T. Scott King	Director
Carl Pradelli	Director

As of January 6, 2020, the Company had 17,783,960 outstanding shares of Common Stock and 5,714,900 outstanding Public Warrants. The Shares issuable upon exchange of the outstanding Public Warrants pursuant to the Offer represent approximately 20% of our outstanding Shares as of January 6, 2020.

Following the consummation of the warrant exchange contemplated by the Exchange Agreement, none of our directors or executive officers beneficially own Public Warrants. On December 30, 2019, the Company and holders of at least 50.1% of the outstanding of the Public Warrants entered into the Exchange Agreement, pursuant to which the Holders agreed to exchange their Public Warrants for Shares under terms of the Offer, agreed to make the Offer to all other public holders of the Public Warrants in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act, and to amend the terms of the Warrant Agent Agreement for the Public Warrants to permit the Company to require that all outstanding Public Warrants not exchanged pursuant to the Offer be converted into Shares at a rate of 0.56 of a share of our common stock per Public Warrant, which is 10% less than the exchange rate applicable to the Offer.

These transactions were exempt from registration under Section 3(a)(9) of the Securities Act (as no commission or other remuneration will be paid or given directly or indirectly for soliciting such transactions), and were approved by our board of directors.

Except as set forth above, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Public Warrants during the 60-day period prior to the date of this Offer Letter.

The Company does not beneficially own any Public Warrants.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF PUBLIC WARRANTS AS TO WHETHER TO EXERCISE SOME OR ALL OF THEIR PUBLIC WARRANTS. EACH HOLDER OF PUBLIC WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR PUBLIC WARRANTS.

E. Plans, Proposals or Negotiations

Except as set forth below in Section 8 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

●	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity security of the Company being delisted from a national securities exchange;

●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

●	changes in the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY PUBLIC WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS.

6.	PRICE RANGE OF SHARES AND PUBLIC WARRANTS

Our Shares and Public Warrants are traded on Nasdaq under the symbols FPAY and FPAYW, respectively. On January 6, 2020, the last reported sale prices for the Shares and the Public Warrants were $2.41 and $1.39, respectively.

The Company recommends that holders consider current market quotations for the Shares and the Public Warrants, among other factors, before deciding whether or not to tender their Public Warrants.

	Shares		Public Warrants(1)
	High	Low	High	Low
	$	$	$	$
Fiscal 2018
First Quarter	4.60	2.90
Second Quarter	4.40	2.90
Third Quarter	4.10	0.85	0.28	0.24
Fourth Quarter	1.00	0.67	0.32	0.18
Fiscal 2019
First Quarter	0.95	0.76	0.32	0.20
Second Quarter	1.11	0.80	0.40	0.21
Third Quarter	2.05	1.09	0.87	0.30
Fourth Quarter	2.59	1.31	1.49	0.43
Fiscal 2020
First Quarter (through January 6)	2.44	2.36	1.39	1.36

(1)	The Public Warrants began trading on Nasdaq on September 26, 2018 under the ticker symbol FPAYW. As a result, there is no historical data prior to September 26, 2018 and the figures for the third quarter of 2018 are for the period from September 26, 2018 through September 30, 2018.

The table below indicates the implied Public Warrant value at various hypothetical stock prices based on the exchange rate of 0.62 Shares per Public Warrant. The implied Public Warrant value is calculated by multiplying the prices per Share in the table below by the exchange ratio. The stock prices below are included for illustrative purposes only and there can be no assurance that the Shares will trade at such prices prior to, at or after the expiration of the Offer.

Price per Share	Implied Public Warrant Value
$1.00	$0.55
$1.20	$0.66
$1.40	$0.77
$1.60	$0.88
$1.80	$0.99
$2.00	$1.10
$2.20	$1.21
$2.40	$1.32
$2.60	$1.43
$2.80	$1.54
$3.00	$1.65
$3.20	$1.76
$3.40	$1.87
$3.60	$1.98
$3.80	$2.09
$4.00	$2.20
$4.20	$2.31
$4.40	$2.42
$4.60	$2.53
$4.80	$2.64
$5.00	$2.75

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Public Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Public Warrants. We will use our existing funds to pay expenses associated with the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described in this Offer letter, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Warrant Agreement, Exchange Agreement and Warrant Amendment

In connection with the public offering under our September 2018 Prospectus and the appointment of a warrant agent for the Public Warrants, we entered into a warrant agent agreement (the “Warrant Agreement”) with CST. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Public Warrants.

On December 30, 2019, the Company and holders of at least 50.1% of the outstanding Public Warrants entered into the Exchange Agreement, pursuant to which the Holders agreed to exchange their Public Warrants for Shares on the same terms as the Offer, agreed to make the Offer to all other public holders of the Public Warrants in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act, and amended the terms of the Warrant Agreement to permit the Company to require that all outstanding Public Warrants not exchanged pursuant to the Offer be converted into Shares at a ratio of 0.56 of a share of our common stock per Public Warrant, which is 10% less than the exchange rate applicable to the Offer.

Other Agreements and Transactions

The Company has retained CST to act as the Depositary and Morrow Sodali to act as the Information Agent. Directors, officers and employees of either us or our affiliates or the Information Agent may contact holders of Public Warrants by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Public Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. CST and Morrow Sodali will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as included under Part I, Item 1 in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 4, 2019, is incorporated herein by reference. The full text of all such filings with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

The following table shows summary historical financial information of the Company for the periods and as of the dates indicated. The summary historical consolidated financial information of the Company was derived from the audited historical consolidated financial statements of the Company included in Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the unaudited historical consolidated financial statements of the Company included under Part I, Item 1 in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019.

(in thousands, except per share amounts)	Nine Months ended September 30, 2019	Nine Months ended September 30, 2018	Year ended December 31, 2018	Year ended December 31, 2017
Statement of Operations Data:
Total revenue and fees, net	$66,328	$43,469	$61,489	$47,911
Costs, expenses and other:
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise, and cost of lease merchandise sold	45,308	30,693	42,063	32,452
Marketing, salaries and benefits and other operating expenses	14,523	15,198	22,691	20,005
Depreciation and amortization	1,650	1,389	1,913	1,616
Income/(loss) from operations	4,847	(3,811)	(5,178)	(6,162)
Interest expense, including amortization of debt issuance costs	3,265	3,041	4,156	2,169
Loss on extinguishment of debt	-	127	127	-
Net income/(loss)	$1,582	$(6,979)	$(9,461)	$(8,331)
Dividends on Series 2 Convertible Preferred Shares	1,828	1,818	2,427	2,316
Net loss attributable to common shareholders	(246)	(8,797)	(11,888)	(10,647)
Diluted loss per common share	$(0.01)	$(1.59)	$(1.39)	$(2.01)

Balance Sheet Data (at end of period):
Current assets	$36,100	$30,606	$45,199	$30,965
Property and equipment, net	5,272	3,314	3,336	2,948
Other assets, net	87	91	91	96
Total assets	$41,459	$34,011	$48,626	$34,009
Current liabilities	4,964	12,344	26,113	22,987
Long-term liabilities	25,867	10,624	14,020	4,698
Total liabilities	$30,831	$22,968	$40,133	$27,685
Total equity	$10,628	$11,043	$8,493	$6,324

Book value per share

Our book value per share of Common Stock as of September 30, 2019 was $0.60.

10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

1. there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

2. no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

3. in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

4. there shall not have occurred:

(a) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

(b) any material adverse change in the price of the Shares in U.S. securities or financial markets;

(c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

(d) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

(e) a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described below. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Public Warrants tendered by a Public Warrant holder in connection with the Offer will be promptly returned to such Public Warrant holder and the Public Warrants will expire in accordance with their terms on September 28, 2023 and will otherwise remain subject to their terms, as amended by the Warrant Amendment, including the Conversion provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Public Warrants previously tendered pursuant to the Offer and not accepted for exchange or withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the exchange rate for Shares to Public Warrants is adjusted, the Offer will remain open at least 10 business days from the date we first give notice of such change to Public Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service, Globe Newswire or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any Public Warrants have been accepted for exchange pursuant to the Offer), or the exchange for, Public Warrants subject to the Offer is delayed or if we are unable to accept for exchange, or exchange for, Public Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Public Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Shares for Public Warrants which we have accepted for exchange pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Public Warrants may also be withdrawn if the Company has not accepted the Public Warrants for exchange by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Public Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Public Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on his, her or its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Public Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Public Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Public Warrants for Shares pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Public Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Public Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Public Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

The exchange of Public Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Public Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Public Warrants surrendered in exchange therefor, and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Public Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Public Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Although the Company believes the exchange pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Shares to an exchanging holder having a value in excess of the Public Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to Offer based on their particular circumstances.

12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Item 12. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by U.S. federal securities law.

An investment in our Shares involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 11, 2019, for a discussion of risks relating to our business and an investment in our Shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares and Public Warrants could decline.

There is no guarantee that your decision whether to tender your Public Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Public Warrants in the Offer, certain future events (including, without limitation, those described in “The Offer, Section 5.E, Plans, Proposals or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your Public Warrants. Similarly, if you do not tender your Public Warrants in the Offer, you will continue to bear the risk of ownership of your Public Warrants after the closing of the Offer (including the risk of your Public Warrants being subject to the Conversion), and there can be no assurance that you can sell your Public Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should carefully review the terms of the Public Warrants, including the Warrant Agreement and Warrant Amendment governing the Public Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Public Warrants may affect your individual situation.

If the Public Warrants are exchanged for Shares pursuant to the Offer, the liquidity of the market for the Public Warrants will be substantially reduced, and ultimately eliminated.

If the Offer is successful, the holders of Public Warrants who tender their Public Warrants will receive Shares that are traded on Nasdaq, and the liquidity of the market for any remaining Public Warrants, which are listed on Nasdaq, will be substantially reduced.

Public Warrants not exchanged for Shares pursuant to the Offer will remain outstanding subject to their amended terms pursuant to the Warrant Amendment. Following the consummation of the Offer, in accordance with the terms of the Warrant Amendment, we intend to require the conversion of all outstanding Public Warrants to Shares at a rate of 0.56 Shares per Public Warrant as provided in the Warrant Amendment. Our Public Warrants are currently listed on The Nasdaq Capital Market under the symbol FPAYW; however, following the completion of the Offer and Conversion, the Public Warrants will be delisted.

Several members of our board of directors are subject to conflicts of interest with respect to the Offer.

None of our directors, executive officers or affiliates will participate in the Offer, as those who owned Public Warrants previously exchanged them for Shares pursuant to the Exchange Agreement. The Holders included four of the Company’s directors or their affiliated entities (Messrs. Allen, Dvorkin, King and Pradelli), who exchanged a total of 3.8% of the Public Warrants outstanding pursuant to the Exchange Agreement. Several of our officers and directors own Shares or receive compensation tied to Shares. The Offer and completion of the Offer may impact the trading or market value of the Shares held by such officers and directors. In addition, our board of directors did not obtain a “fairness opinion” in connection with the Offer.

The market price of our Shares will fluctuate, which may adversely affect Public Warrant holders who tender their Public Warrants for Shares.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Public Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Public Warrants could be sold. The Company does not intend to adjust the exchange ratio of Shares for Public Warrants based on any fluctuation in our Share price.

Resales of the additional Shares issued pursuant to the Offer may adversely affect the Share price.

Shares issued in the Offer will be freely tradable, unless held by affiliates. In light of the current trading volume of our Shares, if the holders of the Public Warrants were to sell a significant portion of the Shares obtained from the Offer, such sales could have a negative impact on the trading price of our Shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Public Warrants.

The tax consequences that will result to Public Warrant holders that participate in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Public Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “The Offer, Section 11. Material U.S. Federal Income Tax Consequences.”

13.	THE DEPOSITARY AND THE INFORMATION AGENT

We have retained Continental Stock Transfer & Trust Company, to act as the Depositary, and Morrow Sodali to act as the Information Agent, in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. CST is the transfer agent and registrar of the Shares and is the warrant agent for the Public Warrants.

14.	FEES AND EXPENSES

The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Public Warrants pursuant to the Offer. Public Warrant holders holding Public Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Public Warrant holders tender Public Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Public Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

15.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

1. The description of the Shares and the Public Warrants in the Company’s Registration Statement on Form 8-A filed with the SEC on September 24, 2018 under Section 12(b) of the Exchange Act;

2. Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 11, 2019; and

3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 7, 2019, August 12, 2019 and November 4, 2019, respectively.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to the Company at:

FlexShopper, Inc.

Attention: H. Russell Heiser Jr.

Chief Financial Officer

(855) 353-9289

ir@flexshopper.com

Sincerely,

FlexShopper, Inc.

901 Yamato Road, Suite 260

Boca Raton, Florida 33431

The Depositary is Continental Stock Transfer & Trust Company. The Letter of Transmittal and certificates representing Public Warrants, and any other required documents should be sent or delivered by each holder of Public Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

IF DELIVERING BY MAIL, HAND OR COURIER:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

1 State Street, 30th Floor

New York, NY 10004

Attention: Corporate Actions Department

CONFIRM BY TELEPHONE:

Telephone: (917) 262-2378

THE INFORMATION AGENT FOR THE OFFER IS:

470 West Avenue, 3rd Floor

Stamford, CT 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage firms, please call: (203) 658-9400

Email: FPAY.info@investor.morrowsodali.com

Any question or request for assistance may be directed to the Information Agent at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal or other documents related to the offer may also be directed to the Information Agent.